CERTIFICATE OF CORRECTION OF
                          CERTIFICATE OF DESIGNATION OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                            U.S. ENERGY SYSTEMS, INC.


     U.S.  Energy  Systems,  Inc.  (hereinafter  called  the  "Corporation"),  a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware, does hereby certify:

     1. The name of the Corporation is U.S. Energy Systems, Inc.

     2. The Certificate of Designation of Series B Convertible Preferred Stock of the Corporation, which was filed by the Secretary of State of Delaware on February 2, 1999, is hereby corrected.

     3. The inaccuracy to be corrected in Section 8(a) of said instrument relates to the scope of dividends to be paid in the event of the liquidation, dissolution or winding up of the Corporation.


     4. The portion of the instrument in corrected form is as follows:

"Section 8. Liquidation, Dissolution or Winding Up.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders under applicable law, prior and in preference to any distribution to holders of the Common Stock or any Junior Securities but in parity with any distribution to holders of Parity Securities, the amount of $1,000 per share of Preferred Stock, plus a sum equal to all accrued but unpaid dividends on such shares (whether or not declared) for all Dividend Periods preceding the date of such liquidation, dissolution or such other winding up. If upon the occurrence of such event, the assets and funds to be distributed among the holders of shares of Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of shares of Preferred Stock and Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of shares of Preferred Stock and Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate of designation of preferences."

Executed on this 27th day of March, 2001.


                                              /s/ Goran Mornhed
                                              ------------------------------
                                              Goran Mornhed, President